Exhibit 10.4

EXECUTIVE EMPLOYMENT AGREEMENT

(RUMBLEON, INC.)

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) dated as of August 31, 2021 is entered by and between RumbleOn, Inc., an Nevada corporation (the “Company”), and Bill Coulter (“Executive”) and will be effective as of the Closing of the Transaction (each as defined below) (the “Effective Date”). Each of the Company and Executive are a “Party,” and collectively, they are the “Parties.”

WHEREAS, RumbleOn, Inc., along with its wholly owned subsidiaries, has entered into an Agreement and Plan of Merger and Equity Purchase Agreement, as of the date hereof (the “Merger Agreement” and the transactions contemplated thereby the “Transaction”), by which the Company (together with its subsidiaries, including its Acquired Companies through the Transaction, the “Companies”) shall be the surviving corporation as of the closing of the Transaction (the “Closing”);

WHEREAS, the Company’s willingness to enter into the Merger Agreement and close the Transaction is conditioned on Executive’s agreement to the terms set forth herein;

WHEREAS, as part of the Transaction, Executive, Bill Coulter, shall receive valuable consideration in exchange for the sale and transfer of Executive’s equity in the Acquired Companies to the Company; and

WHEREAS, the Company wishes to employ, and/or continue to employ Executive as of the Effective Date; and

WHEREAS, Executive wishes to be employed and/or continue to be employed by the Company as of the Effective Date.

NOW THEREFORE, in consideration of the mutual covenants and mutual benefits set forth herein and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Company and Executive agree as follows:

1. Representations and Warranties. Other than the restrictive covenants of the Merger Agreement, Executive represents and warrants to the Company that Executive is not bound by any restrictive covenants or other obligations or commitments of any kind that would in any way prevent, restrict, hinder or interfere with Executive’s acceptance of employment under the terms and conditions set forth herein or the performance of all duties and services hereunder to the fullest extent of Executive’s ability and knowledge. Executive understands and acknowledges that Executive is not expected or permitted to use or disclose confidential information belonging to any prior employer in the course of performing Executive’s duties for the Company.

2. Term of Employment; Contingencies. As of the Effective Date, the Company will employ Executive and Executive accepts employment by the Company on the terms and conditions herein contained for a period (the “Employment Period”) provided in Section 5. This Agreement is contingent upon the successful closing of the Transaction. In the event that the Transaction does not close, then this Agreement shall be null and void, and the Parties shall have no further obligations hereunder.

3. Duties and Functions.

(a) Executive shall be employed as Executive Vice Chairman of the Company and shall oversee, direct and manage the operations of the Company and engage in other responsibilities inherent within the position of Executive Vice Chairman. Executive shall report to the Board of Directors (the “Board”) or such persons as the Board may reasonably determine.

(b) Executive agrees to undertake the duties and responsibilities inherent in the position of Executive Vice Chairman, including the responsibilities commensurate with, and customary for, that position, and which may encompass different or additional duties as may, from time to time, reasonably be assigned by the Board or such persons as the Board may reasonably determine. Executive agrees to abide by the Company's written policies and procedures in the administration of Executive's duties.

(c) During the Employment Period, Executive will devote reasonable time and efforts to the business of the Company with the understanding that Executive will continue to devote time and efforts to Coulter Automotive Group. Other than the work performed for Coulter Automotive Group, Executive will not engage in consulting work or any trade or business for Executive’s own account or for or on behalf of any other person, firm or corporation to the extent such activities materially or substantially conflict or interfere with the performance of Executive’s duties hereunder.

(d) It shall not be a violation of this Agreement for Executive to: serve on civic or charitable boards or committees; deliver lectures, fulfill speaking engagements or teach at educational institutions; or engage in personal investment activities, so long as such activities do not materially or substantially interfere with the performance of Executive’s duties hereunder.

4. Compensation.

(a) Base Salary: As compensation for Executive’s services hereunder, the Company agrees to pay Executive a base salary at an annual rate of not less than $500,000, payable in accordance with the Company’s normal payroll schedule, but no less frequently than monthly. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation (the "Base Salary"). Executive’s Base Salary shall be subject to review from time to time, based on corporate policy and contributions made by Executive to the enterprise, and may be increased, but not decreased, during the Employment Period, as specified in the Incentive Program attached as Exhibit A to this Agreement and expressly incorporated herein.

(b) Annual Cash Bonus: Beginning with calendar year 2021, Executive shall be eligible to receive an annual cash bonus award with a payout range of 0% - 125% of Executive's Base Salary (the "Annual Bonus"), upon achievement of the performance metrics adopted by the Board or the Compensation Committee in connection with the Short-Term Annual Cash Bonus Program, as described in the Incentive Program (“Performance Metrics”). Executive shall be entitled to payment of the Annual Bonus for any calendar year that the Performance Metrics are met during the Employment Period. The Company agrees that it shall not eliminate the Annual Cash Bonus, or Executive's eligibility thereunder, for the duration of the Employment Period.

(c) Short-Term Stock Incentive Plan. For 2021, Executive shall receive a grant of Restricted Stock Units ("Initial RSUs") in connection with the Merger Agreement. Thereafter, during the Employment Period, Executive shall be eligible to receive additional Restricted Stock Units (“RSUs”) during the first week of January of each year, in accordance with the terms and conditions set forth in the Company's Short-Term Stock Incentive Plan ("STIP"). Pursuant to that STIP and as specified in the Incentive Program attached as Exhibit A to this Agreement, the RSUs shall vest over a three-year period as follows: (i) 33.3% vesting in full on the first anniversary of the date of issue, (ii) an additional 33.3% vesting quarterly on a pro rata basis during the subsequent twelve-month period, and (iii) the final 33.4% vesting quarterly on a pro rata basis during the third twelve-month period. The Company agrees that it shall not eliminate the Short-Term Stock Incentive Plan, or Executive's eligibility thereunder, for the duration of the Employment Period.

(d) Long-Term Annual Stock Incentive Plan. During the Employment Period, Executive shall further be entitled to participate in the Company's Long-Term Annual Stock Incentive Plan ("LTIP"), based upon the terms and conditions set forth therein, as described in the Incentive Program attached as Exhibit A to this Agreement. The Company agrees that it shall not eliminate the Long-Term Stock Incentive Plan, or Executive's eligibility thereunder, for the duration of the Employment Period.

(e) Other Expenses. In addition to the compensation and benefits provided for above, the Company agrees to pay or to reimburse Executive during Executive’s employment for all reasonable, ordinary and necessary, properly documented, business expenses incurred in the performance of Executive’s services hereunder in accordance with Company policy in effect from time to time. Such expenses shall include but not be limited to reimbursement for all travel related expenses which are substantiated to be integrally and directly related to the performance of Executive's duties while employed by the Company. With regard to such travel expenses, Executive shall have the sole discretion as to the form and class of travel chosen.

(f) Paid Time Off. Executive shall be allowed four (4) weeks of paid time off per calendar year, to be taken at times selected by Executive, as well as paid holidays, sick leave, and personal days in accordance with the Company's policies (collectively, “PTO”). Executive's accrued, unused PTO shall carry over from year to year and be paid out to Executive at time of separation of employment regardless of the reason.

(g) Fringe Benefits. In addition to Executive’s compensation provided by the foregoing, Executive shall be entitled to the benefits available generally to Company's senior executive level employees pursuant to the Company's programs which may now or, shall hereafter be in effect, or otherwise established by the Company, subject to the applicable terms and conditions of the benefit plans in effect at that time. Nothing herein shall affect the Company’s ability to modify, alter, terminate or otherwise change any benefit plan it has in effect at any given time, to the extent permitted by law. Notwithstanding, the Company agrees that it shall maintain and not modify, alter or terminate the Annual Cash Bonus, Short-Term Annual Stock Incentive Plan, Long-Term Annual Stock Incentive Plan and/or Executive's eligibility or vested benefits thereunder for the duration of the Employment Period, as such programs, plans and benefits are described in the Incentive Program attached as Exhibit A to this Agreement, subject to applicable laws and regulations.

5. Employment Period.

(a) Employment Period. The Employment Period shall commence on the Effective Date and shall continue until the third anniversary of the Effective Date (the “Initial Term”). The term of the Employment Period shall be automatically extended upon the same terms and conditions, for one additional month on the last day of every month following the Effective Date (a “Renewal Date") such that it has a continuous “rolling” three-year period, unless Executive or Company provides written notice to the other party, at least fifteen (15) days prior to the applicable Renewal Date, of its intention not to extend the term of this Agreement. Thus, at any point of non-renewal, the remaining term would be three (3) years. The period during which Executive is employed hereunder shall be considered the Employment Period.

(b) Termination by Executive without Good Reason. Notwithstanding the provisions of Section 5(a), Executive may terminate Executive's employment with Company and this Agreement at any time by giving the Company written notice at least thirty (30) days prior to the effective date of termination (the "Termination Date"). The Company, at its election, may require Executive to continue to perform Executive’s duties hereunder for the full thirty (30) day notice period, or may choose at any time during such 30-day notice period to accelerate the effective date of Executive’s resignation and end the employment relationship immediately (which for purposes of clarity shall not constitute a termination by the Company without Cause). If Executive chooses to terminate the employment relationship without Good Reason (as defined below), Executive shall only be entitled to receive upon such termination: (i) payment of Base Salary through the Termination Date, including through the notice period where termination has been accelerated, (ii) payment of any Annual Bonus for the prior calendar year, if not already paid; (iii) payment for any accrued but unused PTO, (iv) any right to continued benefits required by law (the foregoing (i) through (iv) shall be referred to herein as the “Accrued Obligations”). Payment of all Accrued Obligations owed herein shall be paid to Executive in lump sum, within seven (7) calendar days of the Termination Date or, if the Company accelerates the effective date of Executive’s resignation, then such Accrued Obligations will be paid to Executive on such accelerated effective date.

(c) Termination by Executive for Good Reason. Executive may terminate Executive's employment with Company and this Agreement for Good Reason, which shall include: (A) a material reduction or diminution of Executive's authorities, duties, responsibilities or Base Salary, which is subject to the provisions of Section 4(a); (B) relocation of Executive's worksite to a location more than fifty (50) miles from Executive's then-current location; or (C) a material breach by Company of this Agreement where Executive has provided Company thirty (30) days' written notice and given the Company thirty (30) days' opportunity to cure, and the Company has failed to cure such material breach during that notice period; and further provided Executive terminates employment within ninety (90) days following the Company's failure to cure such material breach. A termination by Executive for Good Reason pursuant to this provision shall entitle Executive to payment of the Accrued Obligations, as well as Termination Compensation (as defined below) as if Executive had been terminated by the Company without Cause under Section (e)(1).

(d) Termination by Company for Cause.

(i) Notwithstanding the provisions of Section 5(a), at any time during the Employment Period, the Company may terminate Executive’s employment and this Agreement for Cause (defined below), with such termination taking effect upon written notice of the termination for Cause being provided to Executive. If Executive’s employment is terminated for Cause, Executive will not be entitled to and shall not receive any compensation or benefits of any type following the effective date of termination, other than the Accrued Obligations.

(ii) “Cause” shall be defined as termination where: (i) the Executive is convicted of fraud, theft or embezzlement against the Company or any subsidiary or affiliate thereof; (ii) the Executive is convicted of a felony or a crime involving moral turpitude; (iii) the Executive substantially breaches any material term of this Agreement and fails to cure such breach within 30 days after the receipt of written notice of such breach from the Company; or (iv) the Executive engages in gross negligence or willful misconduct that causes harm to the business and operations of the Company or a subsidiary or affiliate thereof.

(e) Termination by Company Without Cause. The Company may terminate Executive without Cause immediately by giving Executive written notice of such termination. Subject to the conditions set forth in Section 5(e)(ii), if Executive’s employment is terminated by the Company without Cause, in addition to the Accrued Obligations, Executive shall receive the following:

(i) a severance payment equivalent to three times (3x) the sum of Executive's Base Salary and the greater of either the (i) highest Annual Bonus the Executive received during the three calendar years prior to the Termination Date or (ii) the Executive’s target Annual Bonus in effect for the year in which termination occurs. Such severance payment shall be paid in accordance with the Company's regular payroll cycle, with the first payment commencing upon the pay date immediately following the effective date of the Release, if not timely revoked, as described in this Section 5(e), and on a continuing basis until the full amount has been paid;

(ii) if Executive timely and properly elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall provide for the payment of the Executive’s monthly COBRA payment for Executive and any of the Executive’s dependents that were participating in in such plan immediately prior to Executive’s termination (the “COBRA Subsidy”). The Company shall provide the COBRA Subsidy until the earliest of: (i) the twenty-four (24) month anniversary of the Termination Date, or (ii) the date Executive is no longer eligible to receive COBRA continuation coverage. If the Company cannot provide the COBRA Subsidy without violating applicable law or is otherwise unable to continue to cover the Executive or the Executive’s dependents under its group health insurance plans, then the Company shall pay the Executive an equivalent monthly cash payment such that Executive receives, on an after-tax basis, the same amount reimbursement for COBRA benefits for a period of eighteen (18) months; and

(iii) automatic and immediate vesting of any and all equity benefits including, without limitation, the Initial RSUs, and RSUs under the STIP and the LTIP (all within seven (7) calendar days of the effective date of the Release, as described in this Section 5(e)).

The above severance payments, COBRA Subsidy and vesting of all equity benefits under Sections 3(e)(i) through (iii) are collectively referred to as the “Termination Compensation”). Executive shall not be entitled to the Termination Compensation unless Executive executes a separation and release agreement which shall include a full waiver and general release of claims in favor of the Company, in substantially the form and substance attached hereto as Exhibit B (the “Release”), and such Release becoming effective, if not timely revoked under the terms thereof, within fifty-two (52) days following the Termination Date (the “Release Execution Period”). Such release shall not affect Executive’s right to a defense by legal counsel and indemnification, if any, for actions taken within the scope of Executive’s employment. If the Release Execution Period straddles two taxable years of Executive, then the Company shall pay the Termination Compensation starting in the second of such taxable years (with any missed severance payments being paid to the Executive on the first payroll date occurring in the second calendar year). The Parties hereto acknowledge that the Termination Compensation to be provided under Section 5(e)(i) is to be provided in consideration for the above-specified Release.

(f) Termination for Executive’s Permanent Disability. If the Executive becomes physically or mentally disabled as determined by a qualified, licensed medical physician mutually selected by the Company and Executive and such disability causes Executive to become unable for a period of more than five (5) consecutive months or for shorter periods aggregating at least five (5) months during any twelve (12) month period to perform the Executive’s duties hereunder on a substantially full-time basis, then the Company will deliver a written notice to Executive stating with specificity the reason for termination and the Executive’s employment will terminate within 30 days of the date of such notice, and this shall be considered a "disability" under this Agreement. Such termination shall not affect the Executive’s benefits under the Company’s disability insurance program, if any, then in effect. In the event Executive is terminated pursuant to this Section 5(f), Company shall pay to Executive all Accrued Obligations and Termination Compensation as if Executive had been terminated by the Company without Cause, subject to reduction by the amount of any disability insurance proceeds paid to or on behalf of Executive.

(g) Termination Due to Executive’s Death. This Agreement and Executive's employment hereunder will terminate immediately upon Executive’s death and the Company shall not have any further liability or obligation to Executive, Executive’s executors, heirs, assigns or any other person claiming under or through Executive’s estate, except that Executive’s estate shall receive payment for all Accrued Obligations and Termination Compensation as if Executive had been terminated by the Company without Cause.

(h) Termination Upon Change in Control. In the event of a “Change of Control” (defined herein) Executive may terminate Executive's employment and this Agreement within ninety (90) days of the effective date of the Change of Control upon thirty (30) days written notice. "Change in Control" shall mean (a) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; or (b) any consolidation or merger or other business combination of the Company with any other entity where the shareholders of the Company, immediately prior to the consolidation or merger or other business combination would not, immediately after the consolidation or merger or other business combination, beneficially own, directly or indirectly, shares representing fifty percent (50%) of the combined voting power of all of the outstanding securities of the entity issuing cash or securities in the consolidation or merger or other business combination (or its ultimate parent corporation, if any). Upon a Change in Control, 100% of all unvested stock options and/or restricted shares held by Executive shall immediately vest (the "Accelerated Equity Vesting"). Further, upon a Change in Control, Executive shall be entitled to the Accrued Obligations and Termination Compensation as if Executive was terminated without Cause.

(i) Expiration of the Agreement. If the Agreement expires at the end of the Initial Term or any Renewal Term after proper advance notice by either Party of its/his intent not to renew, the Agreement shall expire and Executive shall receive only the Accrued Obligations as of the date of expiration.

(j) Continuing Obligations. The obligations imposed on Executive with respect to non-competition, non-solicitation, confidentiality, non-disclosure and assignment of rights to inventions or developments in this Agreement shall continue, notwithstanding the termination of the employment relationship between the Parties, as set forth in Section 7.

6. Company Property. All correspondence, records, documents, software, promotional materials, and other Company property, including all copies, which come into Executive’s possession by, through or in the course of Executive’s employment, regardless of the source and whether created by Executive, are the sole and exclusive property of the Company, and immediately upon the termination of Executive’s employment, or at any time the Company shall request, Executive shall return to the Company all such property of the Companies, without retaining any copies, summaries or excerpts of any kind or in any format whatsoever. Executive shall not destroy any of the Companies' property, such as by deleting electronic mail or other files, other than in the normal course of Executive’s employment. Executive further agrees that should Executive discover any Company property or Confidential Information in Executive’s possession after the return of such property has been requested, Executive agrees to return it promptly to Company without retaining copies, summaries or excerpts of any kind or in any format whatsoever.

7. Restrictive Covenants. Executive agrees and acknowledges that, in connection with Executive’s employment with the Company, Executive will be provided with access to and become familiar with confidential and proprietary information, trade secrets, and substantial relationships belonging to the Companies. Accordingly, in consideration of Executive’s employment with the Company pursuant to this Agreement, any payments made to the Executive as set forth in Section 5 (including the Accelerated Equity Vesting), and other good and valuable consideration, the receipt of which is hereby acknowledged, Executive agrees to the following restrictive covenants:

(a) Non-Competition. Executive agrees that during the Restricted Period, Executive shall not, either on Executive’s own behalf or on behalf of any third party, except on behalf of the Company or one of its affiliates: (a) engage directly or indirectly in the Restricted Business anywhere in the Restricted Territory; or (b) directly or indirectly be or become an officer, director, stockholder, owner, affiliate, partner, member, investor, joint venture, employee, agent, representative, consultant, lender, advisor, manager of, for or to, or otherwise be or become associated with or acquire or hold (of record, beneficially or otherwise) any direct or indirect interest in, any individual or entity that engages directly or indirectly in the Restricted Business anywhere in the Restricted Territory; provided, however, that Executive may, without violating this Section 7(a), own, as a passive investment, shares of capital stock of a publicly-held corporation that engages in the Restricted Business if (i) such shares are actively traded on an established national securities market in the United States or any other foreign securities exchange, (ii) the number of shares of such corporation’s capital stock that are owned beneficially (directly or indirectly) by the Executive represents less than one percent (1%) of the total number of shares of such corporation’s capital stock outstanding, and (iii) Executive is not associated directly or indirectly with such corporation or with any affiliate of such corporation.

(b) Non-Solicitation of Customers and Other Business Relations. Executive agrees that during the Restricted Period, Executive shall not, either on Executive's behalf or on behalf of any third party, except on behalf of the Company or one of its affiliates: (a) solicit, induce or attempt to solicit or induce any business, enterprise, or individual who, during the preceding two-year period, has a business relationship with the Companies (including any customer, licensee, supplier, manufacturer or vendor) (i) to cease doing business with the Companies, or (ii) to diminish or materially alter in a manner harmful to the Companies, such business, enterprise, or individual’s relationship with the Companies; or (iii) to purchase, contract for or receive any products or services from any such business relationship of Company (other than on behalf of the Companies) that engages in the Restricted Business anywhere within the Restricted Territory; provided, however, that nothing contained in this Section 7(b) shall prevent Executive from contracting with a third party who has or had a business relationship with Companies if such contracting does not adversely affect such third party’s business relationship with the Companies.

(c) Non-Hiring or Solicitation of Employees and Contractors. Executive agrees that during the Restricted Period, Executive shall not, either on Executive’s own behalf or on behalf of any third party, except on behalf of the Company or one of its affiliates: (a) directly or indirectly hire or solicit for hire any employee, independent contractor, or consultant or any person who was an employee, independent contractor, or consultant of the Companies within the preceding twelve (12) months, or (b) directly or indirectly encourage, induce, attempt to induce, solicit or attempt to solicit (on Executive’s own behalf or on behalf of any other business, enterprise, or individual) any employee, independent contractor, or consultant to leave or curtail his or her employment or engagement with the Companies; provided, however, that notwithstanding the foregoing, this Section 7(c) shall not prevent Executive from undertaking general solicitations of employment not specifically targeted at employees, independent contractors, or consultants of the Companies (so long as Executive does not, directly or indirectly, specifically solicit for hire any such employee, independent contractor, or consultant).

(d) Definitions. For purposes of this Section 7:

(i) “Restricted Business” shall mean the operation of a technology-based motor vehicle dealer e-commerce platform and/or any other internet-based platform that allows dealers, consumers, and any other business, enterprise, or individual to buy, sell, trade, finance, and/or transport pre-owned snowmobiles, watercraft, motorcycles, ATVs, UTVs, scooters, side-by-sides, sport bikes, cruisers, or other modes of transportation, as well as the sale, leasing, rental, financing, servicing (including supply of parts) and ancillary activities relating to new and used motorcycles, ATVs, UTVs, scooters, side-by-sides, sport bikes, two- and three-wheeled cruisers, powered watercraft, and any other business engaged in by Companies during Executive's employment therewith; provided that the ownership and operation of a business in retail (but not wholesale) automobile sales or leasing (NOT including motorcycles, or any other powersport vehicle) shall not be deemed a Restricted Business.

(ii) "Restricted Period" shall mean the period while Executive is in the employ of the Company and/or any of its affiliates and for a three (3) year period following the end of such employment for any reason, provided, however, that in the event of any breach by Executive of this Section 7, the Restricted Period shall be automatically extended by a number of days equal to the total number of days in the period from the date on which such breach shall have first occurred through the date as of which such breach shall have been fully cured.

(iii) “Restricted Territory” means Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin, Wyoming, and each territory of the United States, including Washington, D.C.

(e) Reasonableness of Restrictive Covenants. The Parties agree that the relevant public policy aspects of post-employment restrictive covenants have been discussed, and that every effort has been made to limit the restrictions placed upon Executive to those that are reasonable and necessary to protect the Companies' legitimate interests. Executive acknowledges that, based upon Executive’s education, experience, and training, the restrictions set forth in this Section 7 will not prevent Executive from earning a livelihood and supporting himself and Executive’s family during the relevant time period. Executive further acknowledges that, because the Companies market their products and services throughout the Restricted Territory, a more narrow geographic limitation on the restrictive covenants set forth above would not adequately protect the Companies' legitimate business interests.

(f) Modification. The Parties agree that if any restriction set forth in this Section 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(g) Independence of Obligations. The Parties agree that the restrictive covenants set forth in this Section 7 are not intended to, and shall not, supersede any restrictive covenants contained in any other agreement (including, but not limited to the Merger Agreement or other agreement executed in connection with the Transaction, or if applicable, any stock or stock-linked award agreement, or otherwise), and that the provisions of Section 7 (along with the Confidentiality provisions of Section 8 below) shall be construed as separate and distinct obligations of Executive which shall expressly survive the termination of Executive's employment with the Company.

(h) Injunctive Relief. The Parties agree that the restrictions contained in this Section 7 are necessary for the protection of the business and goodwill of the Companies and are considered by Executive to be reasonable for such purposes. Executive agrees that any material breach of Section 7 will result in irreparable harm and damage to the Companies that cannot be adequately compensated by a monetary award. Accordingly, it is expressly agreed that in addition to all other remedies available at law or in equity (including, without limitation, money damages from Executive), the Company and/or such affiliate shall be entitled to a temporary restraining order, preliminary injunction or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin Executive from breaching any such covenant or provision or to specifically enforce the provisions hereof, without the need to post any bond or other security.

8. Protection of Confidential Information.

(a) Executive agrees that all information, whether or not in writing, relating to the business, technical or financial affairs of the Companies and that is generally understood in the industry as being confidential and/or proprietary information, is the exclusive property of the Companies. Executive agrees to hold in a fiduciary capacity for the sole benefit of the Companies all secret, confidential and/or proprietary information, knowledge, and data, including trade secrets, relating to the Companies obtained during Executive’s employment with the Company or any of its predecessors or affiliates, including but not limited to any trade secrets, confidential or secret designs, website technologies, content, processes, formulae, plans, manuals, devices, machines, know-how, methods, compositions, ideas, improvements, financial and marketing information, costs, pricing, sales, sales volume, salaries, methods and proposals, customer and prospective customer lists, customer identities, customer volume, or customer contact information, identity of key personnel in the employ of customers and prospective customers, amount or kind of customer’s purchases from the Companies, manufacturer lists, manufacturer identities, manufacturer volume, or manufacturer contact information, identity of key personnel in the employ of manufacturers, amount or kind of the Companies' purchases from manufacturers, system documentation, hardware, engineering and configuration information, computer programs, source and object codes (whether or not patented, patentable, copyrighted or copyrightable), related software development information, inventions or other confidential or proprietary information belonging to the Companies or directly or indirectly relating to the Companies' business and affairs (“Confidential Information”). Confidential Information shall not include information (i) that has entered the public domain through no fault of Executive, (ii) rightfully known by the receiving person without obligation of confidentiality to any third party prior to receipt of same from the disclosing person, (iii) independently developed by the receiving person without using or referring to any Confidential Information of the Company, and (iv) generally made available to the public by the disclosing person without obligation of confidentiality. Executive agrees that Executive will not at any time, either during the Employment Period or the Confidentiality Period (as defined below), disclose to anyone any Confidential Information, or utilize such Confidential Information for Executive’s own benefit, or for the benefit of third parties without written approval by an officer of the Company. For purposes of this section, the “Confidentiality Period” means for the period of three (3) years after the Termination Date. Executive further agrees that all memoranda, notes, records, data, schematics, sketches, computer programs, prototypes, or written, photographic, magnetic or other documents or tangible objects compiled by Executive or made available to Executive during the Employment Period concerning the business of the Companies and/or their respective clients, including any copies of such materials, shall be the property of the Companies and shall be delivered to the Company on the termination of Executive’s employment, or at any other time upon request of the Company.

(b) In the event Executive is questioned by anyone not employed by the Company or by an employee of or a consultant to the Company not authorized to receive such information, in regard to any Confidential Information or any other secret or confidential work of the Companies, or concerning any fact or circumstance relating thereto, or in the event that Executive becomes aware of the unauthorized use of Confidential Information by any party, whether competitive with the Company or not, Executive will promptly notify an officer of the Company.

(c) Court-Ordered Disclosure. In the event that, at any time during Executive’s employment with the Company or at any time thereafter, Executive receives a request to disclose any Confidential Information under the terms of a subpoena or order issued by a court or by a governmental body, Executive agrees to notify the Company immediately of the existence, terms, and circumstances surrounding such request, to consult with the Company on the advisability of taking legally available steps to resist or narrow such request; and, if disclosure of such Confidential Information is required to prevent Executive from being held in contempt or subject to other penalty, to furnish only such portion of the Confidential Information as, in the written opinion of counsel satisfactory to the Company, Executive is legally compelled to disclose, and to exercise Executive’s reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information.

(d) Non-Interference with Governmental Agency Rights. The provisions of this Agreement and of any other agreement between Executive and the Company regarding confidentiality and non-disclosure are not intended to interfere with, or waive, any right or obligation (if any) to file a charge, cooperate, testify, report, or participate in an investigation with any appropriate federal, state or local governmental agency, including the Securities and Exchange Commission ("SEC"), the Equal Employment Opportunity Commission ("EEOC"), the Occupational Safety and Health Administration ("OSHA"), the National Labor Relations Board ("NLRB"), or any other federal, state or local government agency charged with enforcement of any law, rule, or regulation applicable to Company's business ("Governmental Agency"); including the ability to communicate with such agency; the reporting of possible violations of any law, rule or regulation; making other disclosures that are protected under whistleblower provisions of any law, rule or regulation; or the receiving of an award for information provided to any Governmental Agency.

(e) Defend Trade Secrets Act. Pursuant to the Defend Trade Secrets Act of 2016, Executive acknowledges that Executive shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and may use the trade secret information in the court proceeding, if Executive (X) files any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to court order.

9. Intellectual Property.

(a) Disclosure of Inventions. Executive will promptly disclose in confidence to the Company all inventions, improvements, processes, products, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, Internet products and services, e-commerce products and services, e-entertainment products and services, databases, mask works, trade secrets, product improvements, product ideas, new products, discoveries, methods, software, uniform resource locators or proposed uniform resource locators (“URLs”), domain names or proposed domain names, any trade names, trademarks or slogans, which may or may not be subject to or able to be patented, copyrighted, registered, or otherwise protected by law (the “Inventions”) that Executive makes, conceives or first reduces to practice or creates, either alone or jointly with others, during the period of Executive’s employment with the Company, in the course of Executive’s employment, and whether or not such Inventions are patentable, copyrightable or able to be protected as trade secrets, or otherwise able to be registered or protected by law.

(b) Assignment of Company Inventions; Work for Hire. Executive agrees that all Inventions that (i) are developed using equipment, supplies, facilities or trade secrets of the Companies, (ii) result from work performed by Executive for the Companies, or (iii) relate to the Companies' business or current or anticipated research and development (the “Company Inventions”), will be the sole and exclusive property of the Company and are hereby irrevocably assigned by Executive to the Company from the moment of their creation and fixation in tangible media. Executive further acknowledges and agrees that any copyrightable works prepared by Executive within the course of Executive’s employment are “works for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works.

(c) Assignment of Other Rights. In addition to the foregoing assignment of Company Inventions to the Company, Executive hereby irrevocably transfers and assigns to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Company Invention; and (ii) any and all “Moral Rights” (as defined below) that Executive may have in or with respect to any Company Invention. Executive also hereby forever waives and agrees never to assert any and all Moral Rights Executive may have in or with respect to any Company Invention, even after termination of Executive’s work on behalf of the Companies. “Moral Rights” means any rights to claim authorship of an Company Invention, to object to or prevent the modification of any Company Invention, or to withdraw from circulation or control the publication or distribution of any Company Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

(d) Assistance. Executive agrees to reasonably cooperate with the Company, at the Company’s sole cost and expense, to obtain and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the Company Inventions in any and all countries. At the Company’s reasonably request, Executive will execute documents necessary for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. Executive’s obligations under this section will continue for a period of twelve (12) months beyond the termination of Executive’s employment with the Company, provided that the Company will compensate Executive at a reasonable rate after such termination for time or expenses actually spent by Executive at the Company’s request on such assistance. Executive appoints the Secretary of the Company as Executive’s attorney-in-fact to execute documents on Executive’s behalf sole for the limited purpose set forth in this Section 9(d).

10. Publicity. Neither Party shall issue, without consent of the other Party, any press release or make any public announcement with respect to this Agreement or the employment relationship between them, or the ending of such relationship.

11. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their heirs, personal representatives, successors and assigns. Executive acknowledges and agrees that the Company may, in its sole discretion, assign this Agreement (i) to an affiliate of the Company at any time, or (ii) in the event the Company is acquired, is a non-surviving party in a merger, or transfers substantially all of its assets, to the transferee or surviving company, in each case without being required to obtain Executive’s consent. The Parties understand that the obligations of Executive are personal and may not be assigned by Executive.

12. Entire Agreement. This Agreement and the Exhibits attached hereto contains the entire understanding of Executive and the Company with respect to employment of Executive and supersedes any and all prior understandings, written or oral, regarding the terms or conditions of Executive's employment with the Company. Notwithstanding the foregoing, except for the provisions of the Incentive Program attached hereto as Exhibit A, the provisions of this Agreement are not intended to, and shall not, supersede any restrictive covenants contained in any other agreements (including, but not limited to, any obligations related to non-competition, non-solicitation, confidentiality, non-disparagement, and/or assignment of inventions in an agreement entered into between Executive and the Company or any related or affiliated entity), and the provisions of this Agreement and of any other such agreements shall be construed as separate and distinct obligations of Executive. This Agreement may not be amended, waived, discharged or terminated orally, but only by an instrument in writing, specifically identified as an amendment to this Agreement, and signed by both Parties. By entering into this Agreement, Executive certifies and acknowledges that Executive has carefully read all of the provisions of this Agreement and that Executive voluntarily and knowingly enters into this Agreement.

13. Severability; Modification. If any portion, provision, section or subsection of this Agreement is determined to be unreasonable or unenforceable, for any reason whatsoever, the parties agree that such portion, provision, section or subsection may be severed, modified or narrowed, either by a court or the Company, so as to provide the maximum legally enforceable protection of the Companies' legitimate business interests, without negating or impairing any other restrictions or agreements set forth herein. If any portion, provision, section or subsection of this Agreement is held to be invalid, illegal, or unenforceable, it shall not affect the other provisions of this Agreement, which shall remain in effect. This Agreement shall be construed in all respects as if such invalid, illegal or unenforceable provision was omitted.

14. Tax Consequences. Except as otherwise specifically provided in this Agreement, the Company will have no obligation to any person entitled to the benefits of this Agreement with respect to any tax obligation any such person incurs as a result of or attributable to this Agreement, including all supplemental agreements and employee benefits plans incorporated by reference therein, or arising from any payments made or to be made under this Agreement or thereunder.

15. Golden Parachute Excise Tax.

(a) Parachute Payments. If any payment or benefit Executive would receive pursuant to this Agreement or pursuant to any other agreement with the Company following a change in the ownership or effective control of the Company or change in the ownership of a substantial portion of the assets of the Company (which change, as further defined in Section 280G of the Code and regulations promulgated thereunder (“Section 280G”), is referred to herein as a “Change in Control” from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G, and (ii) but for this section, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: (1) cash payments, in the following order: (a) first, severance payments under this Agreement, (b) second, severance payments under any other agreement with the Company and (c) third, any other cash payments under any of the foregoing agreements; (2) cancellation of the acceleration of vesting of stock options, restricted stock, restricted stock units or any other awards that vest based on attainment of performance measures; (3) cancellation of the acceleration of vesting of stock options, restricted stock and restricted stock units or any other awards that vest only based on Executive’s continued service to the Company, taking the last ones scheduled to vest (absent the acceleration) first, and (4) other non-cash forms of benefits.

(b) Calculations. The foregoing calculations will be performed at the expense of the Company by a nationally recognized accounting firm (the “Accounting Firm”) selected by the Company. The Company will direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and Executive within thirty (30) calendar days after the Change in Control, the date of termination, if applicable, and any such other time or times as may be reasonably requested by the Company or Executive. If the Accounting Firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment.  Any good faith determinations of the Accounting Firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

16. Section 409A.

(a) This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations and Treasury guidance promulgated thereunder (“Section 409A of the Code”). If the Company determines in good faith that any provision of this Agreement would cause Executive to incur an additional tax, penalty, or interest under Section 409A of the Code, the Company and Executive shall use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code or causing the imposition of such additional tax, penalty, or interest under Section 409A of the Code. The preceding provisions, however, shall not be construed as a guarantee by the Company of any particular tax effect to Executive under this Agreement.

(b) For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may Executive, directly or indirectly, designate the calendar year of payment.

(c) With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(d) “Termination of employment,” “resignation,” or words of similar import, as used in this Agreement means, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A of the Code, Executive’s “separation from service” as defined in Section 409A of the Code.

(e) To the extent that Section 409A of the Code would cause an adverse tax consequence to the Executive upon accelerating any payment of Termination Compensation pursuant to Section 5(h) upon a Change in Control (“Section 409A Payments”), a Change in Control shall not be deemed to occur with respect to such Section 409A Payments unless the Change in Control qualifies as a “Change in the Ownership or Effective Control of a Corporation or in the Ownership of a Substantial Portion of the Assets of a Corporation” under Treasury Department Regulation 1.409A-3(i)(5), as revised from time to time in either subsequent regulations or other guidance and such Section 409A Payments shall be made at the time such payments would have otherwise been made absent the Change in Control.

(f) Neither the Company nor Executive, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(g) If a payment obligation under this Agreement arises on account of Executive’s separation from service while Executive is a “specified employee” (as defined under Section 409A of the Code and determined in good faith by the Company), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall accrue without interest and shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of Executive’s estate following Executive’s death.

17. Governing Law. The law, including the statutes of limitation, of the State of Delaware shall govern this Agreement, the interpretation and enforcement of its terms and any claim or cause of action (in law or equity), controversy or dispute arising out of or related to its or its negotiation, execution or performance, whether based on contract, tort, statutory or other law, in each case without giving effect to any conflicts-of-law or other principle requiring the application of the law of any other jurisdiction.

18. Notices. Any notice provided for in this Agreement shall be provided in writing. Notices shall be effective from the date of service, if served personally on the Party to whom notice is to be given, or on the second day after mailing, if mailed by first class mail, postage prepaid. Notices shall be properly addressed to the Parties at their respective addresses or to such other address as either Party may later specify by notice to the other.

19. Dispute Resolution. The Parties agree that, except as otherwise provided in this Agreement, any controversy, claim or dispute arising out of or relating to this Agreement or the breach thereof, or arising out of or relating to the employment of Executive, or the termination thereof, including any statutory or common law claims under federal, state, or local law, including all laws prohibiting discrimination in the workplace, shall first be submitted to mediation conducted by the Judicial Arbitration and Mediation Service (JAMS). The Parties agree to attempt in good faith to resolve any such dispute in the course of such mediation. If any such dispute is not resolved by mediation, the Parties agree that such dispute shall be submitted to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, or any federal court of competent jurisdiction sitting in the State of Delaware, and the Parties hereby waive any and all defenses and/or objections to jurisdiction and venue in such courts. Notwithstanding anything herein to the contrary, the Parties further acknowledge and agree that, due to the nature of the confidential information, trade secrets, and intellectual property belonging to the Companies to which Executive has or will be given access, and the likelihood of significant harm that the Company would suffer in the event that such information was disclosed to third parties, nothing in this paragraph shall preclude the Company from immediately going to court to seek injunctive relief to prevent Executive from violating the obligations established in Sections 7, 8 or 9 of this Agreement. Each of the parties irrevocably agrees to waive any and all rights they may have to trial by jury in any action, proceeding or claim of any nature relating to this Agreement, or the enforcement of this Agreement, and acknowledge that such waiver is knowing and voluntary. In the event of any dispute regarding the interpretation or enforcement, or otherwise arising out of this Agreement, the prevailing party shall be entitled to an award of its reasonable attorney's fees and costs, including through appeal.

20. Indemnification. The Company shall indemnify and hold harmless Executive for any liability to any third-party incurred by reason of any act or omission performed by Executive while acting in good faith on behalf of the Company and within the scope of the authority of Executive pursuant to this Agreement and under the rules and policies of the Company, except that Executive must have in good faith believed that such action was in the best interest of the Company and such course of action or inaction must not have constituted gross negligence, fraud, willful misconduct, or breach of a fiduciary duty.

21. Miscellaneous.

(a) No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(b) The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(c) The language in all parts of this Agreement will be construed, in all cases, according to its fair meaning, and not for or against either Party hereto. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party will not be employed in the interpretation of this Agreement.

(d) Capitalized terms used in this Agreement have the meanings ascribed to them by definition in this Agreement; or if not expressly defined in this Agreement, to the meanings ascribed in the Merger Agreement.

(e) The obligations of Company under this Agreement, including its obligation to pay the compensation provided for in this Agreement, are contingent upon Executive’s performance of Executive’s obligations under this Agreement.

(f) This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Executive Employment Agreement to be duly executed, by its authorized officers or individually, on the Effective Date.

RumbleOn, Inc.

By:	/s/ Marshall Chesrown
Name: Marshall Chesrown
Title: Chief Executive Officer

/s/ Bill Coulter
Bill Coulter

Exhibit A to Executive Employment Agreement

[See Executive Incentive Plan included in definitive proxy statement filed on July 1, 2021.]

Exhibit B to Executive Employment Agreement

Release Agreement

This Release Agreement (this “Release”) is executed pursuant to Section 5(e)(iii) of that certain Executive Employment Agreement, dated as of August 31, 2021 (the “Employment Agreement”), between RumbleOn, Inc., a Nevada corporation (the “Company”), and Bill Coulter (“Executive”). All terms capitalized and not defined herein shall have the meaning given in the Employment Agreement. Executive acknowledges that the Termination Compensation under this Release does not, in any way, extend the period of employment or continuous service beyond the last day of employment or confer any other rights or benefits upon Executive other than what may be set forth expressly herein.

1. Full and Adequate Consideration. Executive acknowledges and agrees that the Termination Compensation shall constitute full and adequate consideration that Executive would not otherwise be entitled but for the promises and obligations set forth in this Release, including Executive's waiver and general release of claims against Company, cooperation during any transitional period, and adherence to other post-termination obligations. Executive acknowledges that Company has no further obligation to Executive, including to pay any additional amounts of money or benefits, other than as set forth below:

(a) Severance Payment. In accordance with and pursuant to Section 5(e)(i) of the Employment Agreement, if Executive is terminated by Company (other than with Cause under Section 5(d), by Executive without Good Reason under Section 5(b), or upon Expiration of the Agreement under Section 5(i)), then in addition to the Accrued Obligations, Executive shall receive a severance payment equivalent to three times (3x) the sum of Executive's Base Salary and the greater of either the (i) highest Annual Bonus the Executive received during the three calendar years prior to the Termination Date or (ii) the Executive’s target Annual Bonus in effect for the year in which termination occurs. Such severance payment shall be paid in accordance with the Company's regular payroll cycle, with the first payment commencing upon the pay date immediately following the effective date of this Release, if not timely revoked under the terms hereof, within fifty-two (52) days following the Termination Date (the “Release Execution Period”). If the Release Execution Period straddles two taxable years of Executive, then the Company shall pay the Termination Compensation starting in the second of such taxable years (with any missed severance payments being paid to Executive on the first payroll date occurring in the second calendar year).

(b) COBRA Subsidy. If Executive timely and properly elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall provide for the payment of the Executive’s monthly COBRA payment for Executive and any of the Executive’s dependents that were participating in in such plan immediately prior to Executive’s termination (the “COBRA Subsidy”). The Company shall provide the COBRA Subsidy until the earliest of: (i) the twenty-four (24) month anniversary of the Termination Date, or (ii) the date Executive is no longer eligible to receive COBRA continuation coverage. If the Company cannot provide the COBRA Subsidy without violating applicable law or is otherwise unable to continue to cover the Executive or the Executive’s dependents under its group health insurance plans, then the Company shall pay the Executive an equivalent monthly cash payment such that Executive receives, on an after-tax basis, the same amount reimbursement for COBRA benefits for a period of eighteen (18) months.

Exhibit B to Executive Employment Agreement

(c) Equity Benefits. Executive shall have automatic and immediate vesting of any and all equity benefits including, without limitation, the Initial RSUs, and RSUs under the STIP and the LTIP all (within seven (7) calendar days of the effective date of this Release, as described in Section 5(e) of the Employment Agreement).

2. Waiver and Release of Claims.

(a) General Release. Executive, for and on behalf of himself and each of his heirs, administrators, executors, personal representatives, beneficiaries, and assigns, to the maximum extent permitted by law, does hereby release and forever discharge the “Company Releasees” hereunder, consisting of RumbleOn, Inc., and each of its past, present and future parents, subsidiaries, divisions, affiliates, predecessors, successors, partners, associates, heirs, assigns, agents, managers, members, directors, officers, employees, representatives, lawyers, insurers, owners, principals, shareholders, employee benefit plans and fiduciaries, administrators, transferees and assigns and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Company Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. However, the parties expressly acknowledge that this waiver and release shall not affect Executive's right to a defense by legal counsel and indemnification to the extent such rights otherwise exist under the terms of the Employment Agreement, including Section 20 thereof. The Claims released by Executive in this Section 2(a) include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to:

(i) Executive’s employment by or service to Company or any of the other Company Releasees, or the termination thereof;

(ii) any alleged breach of the Employment Agreement or Company’s employee handbook, policies or procedures; or

(iii) any alleged tort, including but not limited to misrepresentation, defamation, interference with business relationships, intentional or negligent infliction of emotional distress, negligence or wrongful discharge.

Notwithstanding the foregoing, this waiver and release shall not apply to or affect Executive’s rights under this Agreement including, without limitation, any claim against Company and/or the Company Releasees for breach or default hereunder.

(b) Statutory Claims. Executive further knowingly and voluntarily releases and discharges the Company Releasees, collectively, separately and severally, for any and all Claims based upon any alleged violation of any federal, state or local statute, ordinance or regulation, including but not limited to Title VII of the Civil Rights Act of 1964, as amended 1991, 42 U.S.C. § 1981; the Americans with Disabilities Act ("ADA"); the Employee Retirement Income Security Act ("ERISA"); the Consolidated Omnibus Budget Reconciliation Act ("COBRA"); the Occupational Safety and Health Act ("OSHA"); the Fair Labor Standards Act ("FLSA"); the Family and Medical Leave Act ("FMLA"); the Equal Pay Act ("EPA"); the Worker Adjustment and Retraining Notification Act ("WARN"); the Immigration Reform and Control Act ("IRCA"); the Sarbanes-Oxley Act; the Federal False Claims Act; the Internal Revenue Code; the National Labor Relations Act; and any and all other local, state and/or federal human or civil rights, wage-hour, pension or labor laws, rules, regulations and/or ordinances which relate to employment, discrimination, retaliation, or payment of wages or other compensation or otherwise.

Exhibit B to Executive Employment Agreement

(c) Release of Claims Under the ADEA. In addition to the foregoing, Executive hereby knowingly and voluntarily releases and discharges the Company Releasees, collectively, separately and severally, from and for any and all Claims arising under the Age Discrimination in Employment Act ("ADEA") and/or the Older Workers Benefit Protection Act ("OWBPA"), which Executive and/or his heirs, administrators, executors, personal representatives, beneficiaries, and assigns may have or claim to have against any of the Company Releasees (such release and waiver referred to as the “ADEA Waiver”). Notwithstanding any other provision or section of this Agreement, Executive does not hereby waive any rights or claims under the ADEA/OWBPA that may arise after the time Executive signs this Agreement.

(d) Consideration Period For ADEA Waiver. Executive hereby acknowledges that Executive has been given a period of at least twenty-one (21) days (or, to the extent required by applicable law, forty-five (45) days) to consider the terms of this Release, that Executive is advised to consult with an attorney prior to executing this Release, and that Executive has received good and valuable consideration, to which Executive is otherwise not entitled, in exchange for Executive's execution of this Release. Executive and Company acknowledge and agree that any revisions made to this Release after it was initially delivered to Executive were either not material or were requested by Executive, and expressly agree that such changes do not re-start the consideration period described in the preceding sentence.

3. Non-Interference with Governmental Agency Rights. Executive understands that the terms of this Release, including the provisions regarding waiver and release, confidentiality, and non-disparagement, are not intended to interfere with, or waive, any right or obligation (if any) to file a charge, cooperate, testify, report, or participate in an investigation with any appropriate federal, state or local governmental agency, including the Securities and Exchange Commission ("SEC"), the Equal Employment Opportunity Commission ("EEOC"), the Occupational Safety and Health Administration ("OSHA"), the National Labor Relations Board ("NLRB"), or any other federal, state or local government agency charged with enforcement of any law, rule, or regulation applicable to Company's business ("Governmental Agency"); including the ability to communicate with such agency; the reporting of possible violations of any law, rule or regulation; making other disclosures that are protected under whistleblower provisions of any law, rule or regulation; or the receiving of an award for information provided to any Governmental Agency. However, Executive acknowledges and understands that by signing this Release, Executive is fully waiving and releasing the right to receive or accept any individual remedy or relief, monetary or otherwise, obtained through the efforts of any such agency on Executive's behalf or on behalf of a class of individuals through which action or proceeding Executive might otherwise have a right or benefit.

4. Post-Termination Survival of Restrictive Covenants. Executive acknowledges and understands, that despite Executive's termination of employment, the obligations set forth in Section 7 (Restrictive Covenants) and Section 8 (Confidentiality), and the rights and remedies for breach and enforcement thereof in the Employment Agreement, shall remain in full force and effect for the durations expressly stated therein, if not unlimited, and as otherwise specified in this Release, regardless of the circumstances of Executive’s termination.

Exhibit B to Executive Employment Agreement

5. Representations by Executive.

(a) No Pending Disputes. Executive represents and warrants that no litigation, dispute or other proceeding has been filed or is pending by Executive against Company or any other Company Releasee, and that Executive has not sold, assigned, transferred, conveyed or otherwise disposed of any of the claims, demands, obligations, or causes of action released herein.

(b) No Pending Obligations Owed by Company. Executive represents and warrants that Executive has received all wages and compensation owed through the date Executive signs this Release and that Executive has received all other amounts due from Company through the date Executive signs this Release, including, but not limited to, all bonuses, commissions, paid time off, reimbursements, and any other benefits to which Executive may be entitled from any of the Company Releasees, except for the Termination Compensation provided under Section 5(e) of the Employment Agreement, which will be paid as contemplated therein, and any vested benefits under any Company Releasee’s employee benefit plans which shall be governed by the terms of the applicable plan document and award agreements. Executive further represents and warrants that Executive has been provided with all leave or other accommodations (including under the Family and Medical Leave Act and/or the Americans with Disabilities Act) to which Executive may have been entitled, if any, and that Executive has not suffered any workplace illness or injury other than any illness or injury which Executive has already advised Company in writing, if any.

(c) Return of Property/No Improper Disclosure. Executive represents and warrants that Executive has returned all Company property as of the date Executive signs this Release. Executive represents and warrants that Executive has not disclosed any Confidential Information (as defined in the Employment Agreement) except as specifically authorized in the performance of Executive's duties for Company or as otherwise permitted in the Employment Agreement.

6. Non-Admission of Liability. This Release shall not be construed as an admission of liability by Company or any other Company Releasee, or as an admission that Company or other any Company Releasee has acted in any way wrongfully towards Executive.

7. Confidentiality of Release. Executive acknowledges and agrees that Executive will not, unless required by law or as otherwise permitted by Company, disclose to others any information regarding the terms of this Release, the benefits being paid under it or the fact of its payment (which are deemed confidential), except that Executive may disclose this information to Executive's attorney, accountant or other professional advisor to whom Executive must make the disclosure in order to receive professional services and Executive may disclose or file this Release and the Employment Agreement to the extent required to be filed in any legal proceeding or arbitration brought by or against the Executive in connection with this Release or the Employment Agreement. However, Executive acknowledges that Executive must instruct the parties who have been disclosed such information, as applicable, about the confidential nature of this Agreement and their obligation to maintain the confidentiality of this information, and shall be responsible for any breach of such obligation by such parties.

Exhibit B to Executive Employment Agreement

8. Binding Release. This Release is binding on the parties hereto and their respective successors, heirs, administrators, executors, and assigns. The rights and benefits of Executive under this Agreement being personal to the Executive, they may not be assigned by Executive without the prior written consent of Company; provided, however, Executive expressly acknowledges and agrees that the provisions of this Release, and any and all terms which are expressly incorporated herein, are enforceable against Executive by Company's affiliates, successors and/or assigns or any other Company Releasee, which shall be deemed third party beneficiaries hereof.

9. Entire Understanding. This Release constitutes the sole and entire agreement of the parties with respect to the subject matter hereof, and supersedes any prior or contemporaneous understandings or agreements between the parties, whether oral or written, on such subject matter, except as expressly provided herein; provided, that, the provisions of the Merger Agreement or other agreement executed in connection with the Transaction, or if applicable, any stock or stock-linked award agreement, or otherwise, shall remain in full force and effect, including but not limited to the restrictive covenants and other obligations thereof.

10. Severability. In case any one or more of the provisions in this Release, or of those surviving post-termination provisions of the Employment Agreement incorporated herein, or a portion thereof, shall be held to be invalid, illegal or unenforceable for any reason, (except for the waiver/release provision of Section 2 above), the invalidity, illegality or unenforceability of any provisions or portions shall not affect any other provision or portion hereof; this Release shall be construed as if the invalid, illegal or unenforceable provision or portion had never been contained in this Agreement.

11. Governing Law; Venue. The law, including the statutes of limitation, of the State of Delaware shall govern this Agreement, the interpretation and enforcement of its terms and any claim or cause of action (in law or equity), controversy or dispute arising out of or related to its or its negotiation, execution or performance, whether based on contract, tort, statutory or other law, in each case without giving effect to any conflicts-of-law or other principle requiring the application of the law of any other jurisdiction.

12. Dispute Resolution. The Parties agree that, except as otherwise provided in this Release, any controversy, claim or dispute arising out of or relating to this Release or the breach thereof, shall first be submitted to mediation conducted by the Judicial Arbitration and Mediation Service (JAMS). The Parties agree to attempt in good faith to resolve any such dispute in the course of such mediation. If any such dispute is not resolved by mediation, the Parties agree that such dispute shall be submitted to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, or any federal court of competent jurisdiction sitting in the State of Delaware, and the Parties hereby waive any and all defenses and/or objections to jurisdiction and venue in such courts. Each of the parties irrevocably agrees to waive any and all rights they may have to trial by jury in any action, proceeding or claim of any nature relating to this Release, or the enforcement of this Release, and acknowledge that such waiver is knowing and voluntary. In the event of any dispute regarding the interpretation or enforcement, or otherwise arising out of this Release, the prevailing party shall be entitled to an award of its reasonable attorney's fees and costs, including through appeal.

13. Revocation Period. Executive has the right to revoke this Release within seven (7) calendar days after Executive’s execution of this Release by giving notice in writing of such revocation to: [●]. No revocation shall be timely or effective unless actually received by Company within the seven day revocation period. In the event that Executive revokes this Release prior to the Effective Date, this Release, and the promises and obligations contained therein, shall automatically and retroactively be deemed null and void and Company's and Executive’s rights, remedies, and obligations to each other shall be reinstated as if this Release had never been executed or delivered including, without limitation, that Company will not be obligated to provide Executive the consideration referenced in Section 1 of this Release.

14. Effective Date. This Release shall become effective on the eighth (8th) calendar day following execution by Executive, where not timely revoked.

[SIGNATURES ON FOLLOWING PAGE]

Exhibit B to Executive Employment Agreement

IN WITNESS WHEREOF, the parties freely and voluntarily execute this Release as follows:

RumbleOn, Inc.	Executive

By:
Title: